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                                                                  Exhibit (h)(5)


                          EXPENSE LIMITATION AGREEMENT

                            FOR THE COUNTER BOND FUND


         THIS AGREEMENT, dated as of October 1, 1999, is made and entered into by and between The Coventry Group, a Massachusetts business trust (the "Trust"), on behalf of its series The Counter Bond Fund (the "Fund"), and Proprietary Capital LLC (the "Adviser").

         WHEREAS, the Adviser has been appointed the investment adviser of the Fund pursuant to an Investment Advisory Agreement dated October 1, 1999, between the Trust, on behalf of the Fund, and the Adviser (the "Advisory Agreement"); and

         WHEREAS, the Trust and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Fund;

         NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

         1. Until March 31, 2001, the Adviser will, subject to Section 2 hereof, limit its fee and/or reimburse other expenses of the Fund to the extent necessary to limit the operating expenses of the Fund to an annual rate (as a percentage of the Fund's average daily net assets) of 1.05%.

         2. The Fund will pay to the Adviser the amount of fees (including any amounts foregone through limitation or reimbursed pursuant to Section 1 hereof) that, but for Section 1 hereof, would have been payable by the Fund to the Adviser pursuant to the Advisory Agreement (the "Deferred Fees"), subject to the limitations provided in this Section. Such repayment shall be made monthly, but only if the operating expenses of the Fund (exclusive of brokerage costs, interest, taxes and dividend and extraordinary expenses), without regard to such repayment, are at an annual rate (as a percentage of the average daily net assets of the Fund), of 1.05% or less. Furthermore, the amount of Deferred Fees paid by the Fund in any month shall be limited so that the sum of (a) the amount of such payment and (b) the other operating expenses of the Fund (exclusive of brokerage costs, interest, taxes and extraordinary expenses) do not exceed the foregoing annual percentage rate.

         Deferred Fees with respect to any fiscal year of the Fund shall not be payable by the Fund to the extent that the amounts payable by the Fund pursuant to the immediately preceding two sentences during the period ending two years after the end of such fiscal year are not sufficient to pay such Deferred Fees. In no event will the Fund be obligated to pay any fees waived or deferred by the Adviser with respect to any other series of the Trust.

         3. The Adviser may by notice in writing to the Trust terminate, in whole or in part, its obligation under Section 1 to reduce its fees with respect to the Fund in any period following the date specified in such notice (or change the percentage specified in Section 1), but no such change shall affect the obligation (including the amount of the obligation) of the Fund to repay amounts of Deferred Fees with respect to periods prior to the date specified in such notice.

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         4. A copy of the Agreement and Declaration of Trust establishing the
Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Fund by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



THE CONVENTRY GROUP,
on behalf of its series
The Counter Bond Fund                       PROPRIETARY CAPITAL LLC


By: /s/ Walter B. Grimm                     By:
   ---------------------------                 -----------------------------

Name:_________________________              Name:___________________________


Title:________________________              Title:__________________________


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